Exhibit 10.1

LICENSE AGREEMENT by and between WEIRD SCIENCE, LLC and ENOCHIAN BIOPHARMA, INC. __________ [●], 2018

This draft document is intended solely to facilitate discussions amongst the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

LICENSE AGREEMENT

This License Agreement, effective as of [●], 2018 (the “Effective Date”), is made by and between WEIRD SCIENCE LLC, a California limited liability company (“Licensor”), and ENOCHIAN BIOPHARMA INC., a Delaware corporation (“Licensee”).

Recitals

A.         Licensor owns or otherwise controls patents, patent applications, know-how and other information directed to techniques for a combinatory gene therapy to promote genetic resistance and intracellular immunity to the human immunodeficiency virus (“HIV”) and for an in-vivo gene therapy to eliminate HIV infected T-Cells from the human body.

B.          Licensor and Licensee are Parties to that certain License Agreement dated _______, 2017 (the “Original Agreement”) pursuant to which Licensor granted to Licensee a license to the Licensor’s technology in a specific field and territory.

C.          Licensee has initiated a study with syngeneic and humanized mice models (the “Study”) described more fully on Exhibit B hereto.

D.          Licensor desires to obtain and Licensee is willing to grant a nonexclusive license to use the Study results only outside of the Field (as defined below), subject to the terms and conditions of this Agreement.

E.          The Parties now desire to terminate the Original Agreement in its entirety and enter into a license agreement as set forth herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1         “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time, and equivalent laws in jurisdictions outside of the United States.

1.2        “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. Notwithstanding the preceding, for purposes of this Agreement, Licensor and Licensee shall not be deemed Affiliates of each other.

1.3         “Agreement” shall mean this License Agreement, including all Schedules and Exhibits hereto, as it may be amended, supplemented or modified from time to time in accordance with its terms.

1.4        “Applicable Laws” shall mean the applicable laws and regulations of any jurisdiction, which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.5        “Bankruptcy Laws” shall have the meaning provided in Section 9.1.

1.6        “Claim” shall have the meaning provided in Section 8.1.

1.7        “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the level of reasonable, diligent, good faith efforts that biopharmaceutical, pharmaceutical or other life sciences companies of similar size and as a similar stage in their development as such Party typically devote to the development and/or commercialization of products and/or therapies owned by them that are at a similar stage in their development or life cycle and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products or therapies in the marketplace, the patent and other proprietary position of the product and/or therapy, the likelihood of regulatory approval, and other relevant factors.

1.8         “Competitive Infringement” shall have the meaning provided in Section 6.3.

1.9         “Confidential Information” shall mean any and all confidential or proprietary Information, whether communicated in writing or orally or by any other method, which is provided by or on behalf of one Party to the other Party in connection with this Agreement, and which is designated in writing as confidential at the time of such communication or which should, given the facts and circumstances surrounding the communication reasonably be understood as confidential by the receiving party.

1.10      “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know-How Rights, Confidential Information, Technology or other Intellectual Property Rights, the possession by a Person of the ability (whether by ownership, license or other right, other than pursuant to a licenses granted under this Agreement) to disclose, grant access to, or a license or sublicense of, such Patent Rights, Know-How Rights, Information, Technology, Confidential Information or other intellectual property rights to another Person without violating the ownership rights of any other person or violating the terms of any agreement or other arrangement with any other Person and without incurring any additional royalty, fee or other charge.

1.11       “Cover” shall mean, (a) with respect to Know-How Rights, that such Know-How Rights were used in making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the product, and (b) with respect to a Patent Right, a Valid Patent Claim would (absent a license thereunder or ownership thereof) be Infringed by making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the product, in each case, including research and development. Grammatical variations of the word “Cover” shall have correlative meanings.

1.12       “Effective Date” shall have the meaning provided in the preamble.

1.13       “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.14      “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et seq.) as amended, and corresponding laws in other jurisdictions in the Territory.

1.15       “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

1.16        “Field” shall mean the prevention, treatment, and/or amelioration of and/or therapy exclusively for HIV in humans, and research and development exclusively relating to HIV in humans. Notwithstanding the foregoing and for the avoidance of doubt, Field is limited to the foregoing matters solely as they relate to HIV and expressly shall not include any associcated or related diseases or other co-morbidities related to HIV in humans.

1.17        “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.18        “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.19       “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.20       “HIV” shall have the meaning set forth in the recitals.

1.21       “Improvement” shall mean any improvement, development, variation, enhancement, or modification, whether or not patented or patentable, and including trade secrets relating to the foregoing.

1.22       “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.23       “Indemnified Party” shall have the meaning provided in Section 8.3.

1.24       “Indemnifying Party” shall have the meaning provided in Section 8.3.

1.25       “Information” shall mean any and all data, information, materials and know-how (whether patentable or not), including, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components, or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements, business plans, marketing plans, and competitive strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing, process and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications, invention disclosures, patent applications or other documents containing or relating to such data, information, materials or know-how.

1.26       “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

1.27       “Intellectual Property Rights” shall mean, collectively, Patent Rights, Know-How Rights, and any other intellectual property rights.

1.28       “Invention” shall mean any invention, whether or not patented or patentable.

1.29       “Know-How Rights” shall mean all trade secret and other know-how rights (whether at law, in equity or otherwise) including, but not limited to, rights in Confidential Information.

1.30        “Licensee” shall have the meaning provided in the Preamble.

1.31        “Licensee Improvement” shall mean an Improvement to the Licensor Technology that is first conceived and actually reduced to practice by or on behalf of Licensee during the Term.

1.32        “Licensee Indemnitees” shall have the meaning provided in Section 8.2.

1.33        “Licensee IP Rights” shall mean the Licensee Patent Rights, Licensee Know-How Rights, and any other Intellectual Property Rights in or to the Licensee Technology. Licensee IP Rights includes all Intellectual Property Rights in or to the Study Results, except the Study Results Patents.

1.34        “Licensee Know-How Rights” shall mean all Know-How Rights in and to the Licensee Technology.

1.35        “Licensee Patent Rights” shall mean all Patent Rights of Licensee that claim or Cover the Licensee Technology.

1.36        “Licensee Technology” shall mean all Technology that (a) relates to the Field and is owned by Licensee or its Affiliates immediately prior to the Effective Date, or (b) is conceived, created, generated, made, derived, developed, reduced to practice or acquired by or on behalf of Licensee or its Affiliates (except by Licensor), solely or jointly with any other Person (except with Licensor). Licensee Technology shall include the Study Results.

1.37        “Licensor” shall have the meaning provided in the Preamble.

1.38        “Licensor Indemnitees” shall have the meaning provided in Section 8.1.

1.39        “Licensor IP Rights” shall mean Licensor Patent Rights, Licensor Know-How Rights, and any other Intellectual Property Rights in or to the Licensor Technology.

1.40        “Licensor Know-How Rights” shall mean all Know-How Rights in and to the Licensor Technology. Notwithstanding the foregoing and for the avoidance of doubt, (i) the license of Know-How Rights hereunder shall be limited solely and exclusively in the Field and (ii) Licensor shall at all times retain the right to use, practice and exploit the Licensor Know- How Rights outside of the Field.

1.41        “Licensor Patent Rights” shall mean any and all current and future Patent Rights that claim or Cover the Licensor Technology, including, but not limited to the Patent Rights set forth on Exhibit A. Licensor Patent Rights further include the Study Results Patents.

1.42        “Licensor Technology” shall mean all Technology that relates to the Field that is (i) owned by Licensor immediately prior to the Effective Date or (ii) conceived, created, generated, made, derived, developed, reduced to practice or acquired by or on behalf of Licensor, solely or jointly with any other Person (excluding Licensee).

1.43        “Losses” shall have the meaning provided in Section 8.1.

1.44        “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a pharmaceutical product in the Territory, including pricing and reimbursement approvals if required for marketing or sale of such product in the Territory.

1.45        “NDA” shall mean: in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) or if applicable a Biologics License Application (“BLA”) (as more fully defined in 21 CFR 600, et seq.) filed with the FDA or any successor application thereto, and in any other country or jurisdiction, the equivalent application or submission of approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or jurisdiction.

1.46        “Party” shall mean Licensee and Licensor, individually, and “Parties” shall mean Licensee and Licensor, collectively.

1.47        “Patent Certification” shall have the meaning provided in Section 6.3.

1.48        “Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention); (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, patent term extensions, supplementary protection certificates, results of inter parties, post-grant, or covered business method patent reviews and derivation proceedings, and the like of any such patents and patent applications; and (iii) any and all foreign equivalents of the foregoing throughout the world.

1.49        “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.50        “Product” shall mean any product or process for use in the Field that is Covered by the Licensor IP Rights, or that practices the Licensor Technology.

1.51        “Regulatory Authority” shall mean any country, federal, regional, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction, including, without limitation, the FDA.

1.52       “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all INDs, NDAs, BLAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analyses), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to a Product.

1.53       “Related Party” shall mean each of Licensee’s Affiliates and its and their respective Sublicensees hereunder.

1.54       “Relevant Patent Rights” shall have the meaning provided in Section 6.3(a)(i).

1.55       “Sale Transaction” shall have the meaning provided in Section 9.5(a)(ii).

1.56       “Study” shall have the meaning set forth in the Recitals.

1.57       “Study Results” shall mean all results, data, records, work product, laboratory notes and copies thereof resulting from the Study, together with all Technology resulting from the review, evaluation or use of the foregoing by or on behalf of Licensee.

1.58       “Study Results Patents” shall have the meaning provided in Section 2.4.

1.59       “Sublicensee” shall mean a Third Party sublicensee under the license granted by Licensor to Licensee pursuant to Section 2.1, whether such Third Party’s sublicense was granted to it directly by Licensee or its Affiliate or indirectly through one or more tiers of sublicense.

1.60       “Technology” shall mean all discoveries, inventions (whether or not protectable under patent laws), designs, developments, works of authorship, data, information, methods of manufacture or use, know-how, procedures, protocols, techniques, results of experimentation and testing, and other technology.

1.61       “Term” shall have the meaning provided in Section 7.1.

1.62        “Territory” shall mean worldwide.

1.63       “Third Party” shall mean an entity other than Licensee and its Affiliates, and Licensor and its Affiliates.

1.64       “Third Party Acquirer” shall have the meaning provided in Section 9.5(a)(ii).

1.65       “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Licensor Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

ARTICLE II

LICENSE GRANT; STUDY RESULTS

2.1          License Grant from Licensor. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a perpetual, fully paid up, royalty free, sublicensable (including, but not limited to, through multiple tiers of sublicensees), exclusive (even as to Licensor), license under the Licensor IP Rights to research, develop, use, sell, have sold, make, have made, offer for sale, import and otherwise commercialize Products and to otherwise use and practice the Licensor Technology solely in the Field in the Territory. Licensor hereby agrees that it shall not and shall not grant others the right to develop, use, sell, have sold, make, have made, offer for sale, import or otherwise commercialize the Products in the Field in the Territory. Licensee shall not exploit the Licensor IP Rights except as expressly set forth herein. For the avoidance of doubt, nothing herein shall preclude Licensor from exploiting the Licensor IP Rights outside of the Field.

2.2          License Grant from Licensee. Licensee hereby grants to Licensor a nonexclusive, royalty-free, sub-licensable (including, but not limited to, through multiple tiers of sublicenses) license under the Licensee Technology to develop, use sell, have sold, make, have made, offer for sale, import and otherwise commercialize products outside the Field throughout the Territory. Licensor shall obtain Licensee’s written approval before granting any sublicense to any third party, and such approval shall not be unreasonably withheld, delayed or conditioned by Licensee. Licensor shall not exploit the Licensee Technology except as expressly set forth herein.

2.3          Sublicensing. Each sublicense hereunder shall be subject to the terms and conditions of this Agreement applicable to the licensed party. The licensed party shall ensure each sublicensee’s compliance with all terms and conditions of this Agreement applicable to the licensed party and shall be liable for any and all breaches by such sublicensee thereof.

2.4         Study Results.

(a)            Licensee hereby grants to Licensor a nonexclusive, royalty-free, right and license to use the Study Results (including the right to reference the Study Results in any filing with Regulatory Authorities) for research and development outside the Field and, at Licensor’s expense to prosecute any patents for Technology invented by Licensor and its Affiliates related to or resulting from the Study Results (the “Study Results Patents”) both inside and outside the Field which Study Results Patents and all Intellectual Property Rights in those Patent Rights shall be, and hereby are, owned by Licensor. For the avoidance of doubt, Study Results Patents, if issued, are licensed to Licensee in the Field pursuant to Section 2.1 of this Agreement.

(b)           Upon Licensor’s request and as soon as practicable following completion of the Study, Licensee shall provide Licensor a copy of the Study Results and all Technology related to the Study Results. Licensor shall have the right to prosecute or apply for Study Results Patents, and Licensee shall execute, acknowledge and deliver such further documents and instruments and perform all such other acts as may be necessary or appropriate in order to effectuate this Section 2.4.

2.5           Effectiveness. The provisions of this Agreement, including the license grants and assignments in this Article II, shall become effective on the Effective Date.

2.6           No Implied Licenses. Only those licenses expressly granted in this Agreement have effect. No license or other intellectual property interest is granted by implication or any method that is not expressly provided for herein. In addition, Licensor shall be deemed to retain such rights to the Licensor Technology which have not been otherwise expressly granted to the Licensee and Licensee shall retain all rights to the Licensee Technology which have not otherwise been expressly licensed to the Licensor in this Agreement.

2.7           Effect Upon Original Agreement. Licensor and Licensee agree that the Original Agreement is hereby terminated in its entirety, and that all of the rights and obligations conferred thereunder are terminated as of the Effective Date of this Agreement, except for those rights and obligations of the parties thereto which are expressly stated to survive termination of the Original Agreement.

ARTICLE III

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1           Responsibility. Licensee (itself and/or, at its sole discretion, with or through its Related Parties) shall be responsible, at its own expense, for development (including pre-clinical and clinical development), registration and commercialization (including marketing, promoting, selling, distributing and determining pricing for) Products in the Field in the Territory. Licensee (itself and/or, at its sole discretion, with or through its Related Parties) shall be responsible for preparing and submitting all required regulatory filings in connection with obtaining and maintaining Regulatory Documentation and Marketing Approvals with respect to Products in the Field in the Territory. Licensee shall provide any Regulatory Documentation that includes any Licensor Confidential Information to be filed with a Regulatory Authority for review by Licensor at least sixty (60) days prior to the required submission date. Licensor shall use its reasonable efforts in good faith to cooperate with Licensee to obtain any clearances or approvals needed from Regulatory Authorities to develop, test, market, produce and sell the Products. Licensee shall consider any comments made by Licensor to the Regulatory Documentation in good faith and shall not unreasonably disregard any such comments.

3.2           Diligence. Licensee (itself and/or with or through its Related Parties) shall use Commercially Reasonable Efforts to (a) develop, seek Marketing Approval for, and commercialize Products; (b) develop, prepare and maintain the Regulatory Documentation; (c) prepare and develop the manufacturing process for the Products; in each case during the Term.

3.3           Manufacturing. Licensee shall be responsible for manufacturing or having manufactured Products for development and commercialization in the Field in the Territory.

3.4           Compliance with Applicable Laws. Licensee shall conduct, and shall cause its Related Parties to conduct, all development, regulatory, manufacturing and commercialization activities with respect to Products anywhere in the world in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.

ARTICLE IV

CONFIDENTIALITY AND PUBLICATION

4.1           Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for two (2) years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement (including to exercise its rights or perform its obligations under this Agreement) or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that it, and its and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

4.2           Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in the preceding clauses (a) and (b) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

4.3         Authorized Disclosure. Notwithstanding the provisions of Section 4.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)            filing or prosecuting Patent Rights as permitted by this Agreement and with the Disclosing Party’s prior express written approval;

(b)           enforcing the Receiving Party’s rights under this Agreement (including registering the licenses granted hereunder with applicable authorities) and in performing its obligations under this Agreement.

(c)            prosecuting or defending litigation as permitted by this Agreement;

(d)           complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e)            disclosure to Affiliates, actual and potential licensees and sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use no less restrictive than those set forth in this Article IV; and

(f)             disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors or acquirers in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 4.3(c) or 4.3(d) or 4.3(e), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

4.4           Licensee Publications. Licensee and its Affiliates shall have the right to publish the results of their development activities, including clinical trials, with respect to the Products in the Field. Licensor shall have the right to review and comment on any material proposed for disclosure or publication by Licensee or its Affiliate, such as by oral presentation, manuscript or abstract that includes Confidential Information of Licensor and Licensor’s comments shall not be unreasonably rejected. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), Licensee shall deliver a complete copy to Licensor at least 60 days prior to submitting the material to a publisher or initiating such other disclosure, and Licensor shall review any such material and give its comments to Licensee within 30 days of the delivery of such material to Licensor which comments shall be considered by Licensee in good faith. With respect to oral presentation materials and abstracts, Licensee shall deliver a complete copy to Licensor at least 20 business days prior to the anticipated date of the presentation, and Licensor shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Licensee with appropriate comments, if any, but in no event later than 7 business days from the date of delivery to Licensor which comments shall be considered by Licensee in good faith. Licensee shall comply, or cause its Affiliate to comply (as applicable), with Licensor’s requests to delete references to Licensor’s Confidential Information in any such material and, if applicable, agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications.

4.5           Licensor Publications. Licensor and its Affiliates shall have the right to publish the results of their development activities, including clinical trials, with respect to the Products outside the Field. Licensee shall have the right to review and comment on any material proposed for disclosure or publication by Licensor or its Affiliates, such as by oral presentation, manuscript or abstract that includes Confidential Information of Licensee and Licensee’s comments shall not be unreasonably rejected. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), Licensor shall deliver a complete copy to Licensee at least 60 days prior to submitting the material to a publisher or initiating such other disclosure, and Licensee shall review any such material and give its comments to Licensor within 30 days of the delivery of such material to Licensee which comments shall be considered by Licensor in good faith. With respect to oral presentation materials and abstracts, Licensor shall deliver a complete copy to Licensee at least 20 business days prior to the anticipated date of the presentation, and Licensee shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Licensor with appropriate comments, if any, but in no event later than 7 business days from the date of delivery to Licensee which comments shall be considered by Licensor in good faith. Licensor shall comply, or cause its Affiliates to comply (as applicable), with Licensee’s requests to delete references to Licensee’s Confidential Information in any such material and, if applicable, agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications.

4.6           Publicity; Press Releases. The Parties shall jointly issue a press release acceptable to each Party concerning this Agreement at an agreed upon time. Neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 4.6 and which do not reveal Confidential Information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section 4.6.

ARTICLE V

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

5.1         Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (d) neither it nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

5.2         Licensor Representations and Warranties. Licensor represents and warrants to Licensee that:

(a)            Exhibit A attached hereto contains a true and complete list of the Licensor Patent Rights existing on the Effective Date. The Licensor Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by Licensor as of the Effective Date that relate to the Field;

(b)           Licensor is the owner of all Licensor Patent Rights listed in Exhibit A and, to Licensor’s knowledge as of the Effective Date, Serhat Gumrukcu is the sole inventor of all Licensor IP Rights and Licensor Technology being licensed hereunder and did not acquire or derive any portion of the Licensor IP Rights or Licensor Technology being licensed hereunder from any other Person (in a manner that would result in an ownership interest in the Licensor IP Rights or Licensor Technology vesting in any such other Person or would negatively affect the validity of any Licensor IP Rights), and that, to Licensor’s knowledge as of the Effective Date, all claims in all Licensor Patent Rights are not unpatentable or unenforceable.

(c)            Licensor (i) is, as of the Effective Date, the sole and exclusive owner of all right, title and interest in and to the Licensor IP Rights and has the right to grant the licenses that it purports to grant in Section 2.1 (including, without limitation, that Licensor has not entered into any undertaking that limits, nor is subjected to any constraints that limit, its rights or freedom to grant the licenses) without any lien, security, encumbrance or third party rights or obligations; and (ii) has not granted and will not grant to any Third Party any license or other right with respect to Licensor IP Rights that conflicts with or limits in any way the licenses and rights granted to Licensee in this Agreement;

(d)           the manufacture, use, sale, offer for sale or import of any Licensor Technology does not, to Licensor’s knowledge as of the Effective Date, Infringe any patent, trade secret, or any other intellectual property or proprietary right of any Third Party, and Licensor has not received written, oral or other notice from any Third Party claiming that the manufacture, use, sale, testing, offer for sale or import of any Product to the extent practicing Licensor Technology Infringes or would Infringe the patent or other intellectual property rights of any Third Party, nor to Licensor’s knowledge is there any reasonable basis for such a claim;

(e)            there are no claims, judgments or settlements against or owed by Licensor (or any of its Affiliates) with respect to the Licensor IP Rights, and Licensor is not a party to any legal action, suit or proceeding relating to the Licensor IP Rights, nor has Licensor received any written, oral or other communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding or any other claim or proceeding alleging the unpatentability or unenforceability of any Licensor Patent Rights and to Licensor’s knowledge there is no prior art or other information that would materially and adversely affect the validity, enforceability, scope or patentability of the Licensor Patent Rights; in each case, as of the Effective Date;

(f)             the grant of the licenses and rights granted by Licensor, and its performance of its obligations under this Agreement, do not require the consent, approval, or authorization of any Regulatory Authority or Third Party or require or incur any payment or any consideration to any Third Party.

5.3         Mutual Covenants. In addition to any covenants made by a Party elsewhere in this Agreement, each Party hereby covenants to the other as follows:

(a)            neither such Party nor any of its Affiliates will employ or use the services of any Person who is debarred under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Product; and in the event that such Party becomes aware of the debarment of any Person providing services to such Party or any of its Affiliates with respect to any activities relating to any Product, such Party will immediately notify the other Party in writing and such Party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Product;

(b)           neither such Party nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement; and

(c)            neither such Party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of the FCPA or Export Control Laws.

5.4           Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, or Sublicensees (to the extent permitted under the terms of this Agreement); provided, in each case, that each such Affiliate, subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article IV and Article VI; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee.

5.5          Limitation of Liability. EXCEPT IN THE CASE OF FRAUD, GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT, OR BREACH OF CONFIDENTIALITY, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 5.5 shall not be construed to limit either Party’s indemnification obligations under Article 8.

ARTICLE VI

INTELLECTUAL PROPERTY

6.1          (a) Ownership1. As between the Parties, and subject to the licenses granted by Licensor in this Agreement, Licensor is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Licensor Technology and Licensor IP Rights, and Licensee is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Licensee Technology and Licensee IP Rights, subject to the licenses granted in this Agreement. Licensee hereby assigns to Licensor any and all of its rights, title and interest in and to the Licensor Technology and Licensor IP Rights. Licensor hereby assigns to Licensee any and all of its rights, title and interest in and to the Licensee Technology and Licensee IP Rights. A Party shall have and retain all right, title and interest in any Invention made solely by one or more employees, agents or contractors of such Party and or its Affiliates or other Persons acting under its authority. Each Party shall be liable with respect to its own employees for compliance with any applicable legislation and its own policies concerning employee inventions, including payment of employee invention awards (if any). Each Party shall execute, acknowledge and deliver such further documents and instruments and perform all such other acts as may be necessary or appropriate in order to effectuate this Section 6.1(a).

(b)          IP Committee. The Parties agree to form an IP Committee (the “IPC”) within sixty (60) days from the Effective Date consisting of one (1) representative from each of Licensor and Licensee and (1) representative with expertise in intellectual property matters mutually agreed upon by the Parties which Independent Member shall serve until either (i) his resignation from the IPC or (ii) if he is removed by unanimous vote of the other members of the IPC. Each Party may replace its IPC representative with another representative of such Party at any time upon prior written notice to the other Party. The IPC shall meet with such frequency as determined by the Parties as reasonably necessary for the IPC’s performance of its obligations hereunder but not less frequently than once per calendar quarter. Meetings can be held either in person or telephonically or as otherwise agreed to by the Parties. All meetings of the IPC shall be chaired by a Chairperson who is elected or reelected annually from among and by a majority vote of the members of the IPC. The IPC shall have the authority and responsibility to make, and the Parties hereby agree to abide by, all decisions relating to (i) the preparation, filing, prosecution, maintenance and enforcement of all Licensor IP Rights relating to the Field, as well as the selection of counsel to implement such decisions, and the relative portions of the costs thereof to be paid by each Party, (ii) whether Licensor Technology is primarily directed to the Field and (iii) whether any of the Licensor Technology which is primarily directed to the Field should be assigned by Licensor to Licensee subsequent to the Effective Date . The IPC shall endeavor to decide all matters by consensus with each Party having one vote. If the Parties fail to reach consensus with respect to any matter over which the IPC has authority and responsibility then the decision shall be made by a majority of the members of the IPC; provided however that in no event shall the IPC decide a matter in a manner that is contrary to the express terms of this Agreement.

6.2         Patent Prosecution and Maintenance.

(a)           Licensor Patent Rights.2 Subject to Section 6.1(b) and this Section 6.2(a) , Licensor shall: (i) prepare, file, prosecute and maintain the Licensor Patent Rights; (ii) subject to Section 6.1(b) and Section 6.2(e) below, pay all fees and expenses in connection with Section 6(a)(i); (iii) keep Licensee reasonably informed of the filing and status of the prosecution of the Licensor Patent Rights and the issuance of any Patent Rights thereon; and (iv) give Licensee written notice of any additions, deletions, or changes in the status of the Licensor Patent Rights. If required by Applicable Law, for the enforceability of the Licensor Patent Rights, Licensor will record this Agreement or another document or instrument evidencing Licensee’s rights herein, as required, at Licensor’s expense. In the event that the IPC desires to abandon or cease prosecution or maintenance of any Licensor Patent Rights in the Territory, the IPC shall provide written notice to Licensee of such intention to abandon no later than sixty (60) days prior to the next deadline for any action that must be taken with respect to such Licensor Patent Rights in the relevant patent office. In such case, upon receipt of a written request by Licensee or its Affiliate to assume responsibility for prosecution and maintenance of such Licensor Patent Rights, Licensor shall allow Licensee or its Affiliate at its sole cost and expense and by counsel of its own choice to assume such responsibility, and Licensor hereby assigns and will assign to Licensee or its Affiliate all such Licensor Patent Rights for which Licensee or its Affiliate assumes responsibility.

(b)           Other Patent Rights. Licensee may suggest specific claim scope and countries in which it believes patent protection may be of value in view of its marketing or business strategy for Products. If Licensee wishes Licensor to pursue patent protection for any Licensor Patent Rights in a county or region in which the Licensor elects not to file, Licensee may suggest that Licensor pursue such patent protection at Licensee’s expense, which will include all prosecution costs and maintenance fees. Notwithstanding anything in this Agreement to the contrary, as to any Licensor Patent Rights which the Licensor elects not to pursue, file, continue prosecuting or maintaining, but which Licensee chooses to have Licensor pursue, file, continue prosecuting or maintaining and for which Licensee pays the preparation, prosecution or maintenance fees, Licensee will have the authority to control the preparation, prosecution or maintenance thereof, and Licensor hereby assigns and will assign to Licensee all rights, title and interest in and to any such Licensor Patent Rights.

(c)            Licensee Patent Rights. Licensee shall have the sole right, but not the obligation, to control the preparation, filing, prosecution, maintenance and enforcement of Licensee Patent Rights, Licensee Know-How Rights, and any IP rights transferred to Licensee following the Effective Date (“Transferred Patent Rights”) at its discretion and by counsel of its choice.

(d)           Cooperation of the Parties. Each Party agrees to cooperate fully with each other and the IPC in the preparation, filing, prosecution and maintenance of Licensor Patent Rights under this Agreement and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and the like with respect to any Licensor Patent Rights as well as in registering the licenses granted hereunder with the applicable authorities. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 6.2(d); and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

(e)           Expenses. Licensee shall be obligated to reimburse Licensor (or at the direction of Licensor, its counsel) for the out-of-pocket costs related to the preparation, filing, prosecution and maintenance of Licensor Patent Rights in the Field as assessed and determined by the IPC including any costs and expenses (including attorneys fees) incurred prior to the Effective Date which as of the Effective Date approximate $________. Such reimbursement shall be made promptly (and in any event within 30 days) following the submission by Licensor of invoices, together with relevant supporting documentation, for such costs and a determination by the IPC.

6.3          Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within 10 business days (except as expressly set forth below) of becoming aware of any actual, alleged or threatened infringement by a Third Party of any of the Licensor Patent Rights or Licensee Patent Rights or Transferred Patent Rights (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Product in the Field, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other NDA for a Product in the Field (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the Licensor Patent Rights or Licensee Patent Rights or Transferred Patent Rights ((x)-(z), collectively, “Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any Licensor Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) days of receipt. In addition, Licensor shall notify Licensee within ten (10) Business days of becoming aware of any actual, alleged or threatened Infringement by a Third Party of any Licensor Patent Rights in the Territory in the Field.

(a)          Competitive Infringement.

(i)             Unless otherwise determined by the IPC, Licensee shall have the first right, but not the obligation, to bring or defend and control any action or proceeding with respect to Competitive Infringement (including to defend any declaratory judgment action or claim) of a Licensor Patent Right that covers a Product (collectively, the “Relevant Patent Rights”), at Licensee’s own expense and by counsel of its own choice. Licensor will join as a party to any such suit or action as necessary. Notwithstanding the preceding, to the extent strategic or other decisions or actions with respect to any such proceeding are reasonably likely to have a potential impact on Licensor Patent Rights which are not Relevant Patent Rights, Licensee shall consult with the IPC prior to making any such decision or taking any such action and no such decision shall be made or action taken without the approval and under the control of the IPC Licensee shall be entitled to retain any compensatory damages recovered from any action related to Competitive Infringement brought by Licensee, and the remainder of any amounts recovered will be split equally between Licensor and Licensee as determined by the IPC.

(ii)           If Licensee fails to bring any such action or proceeding with respect to Competitive Infringement of any Relevant Patent Right within ninety (90) days (or such shorter period of time as may be reasonably required to avoid the loss or impairment of any legal rights with respect to such Competitive Infringement) following the notice of alleged Competitive Infringement, Licensor shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Licensor shall be entitled to retain any amounts for its expenses recovered from any action brought by Licensor pursuant to this Section 6.3(a)(ii), and the remainder of any amounts recovered will be split between Licensor and Licensee as determined by the IPC.

(b)         Other Infringement. The Licensor shall have the right to bring, maintain or settle any action or proceeding to stop Infringement with respect to any Licensor Patent Right outside the Field at the control of the Licensor and at the Licensor’s expense and with counsel selected by the Licensor.

(c)          Cooperation. In the event a Party brings (or defends) an Infringement action in accordance with this Section 6.3, or in the event a Party is entitled to bring (or defend) an Infringement action in accordance with this Section 6.3 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 6.3 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of the IPC.

6.4         Patent Term Extensions

(a)            Licensor Patent Rights. At the discretion of the IPC, Licensor shall file for extensions of the Licensor Patent Rights in each country and region, at the Parties’ respective cost and expense as directed by the IPC, provided that if the IPC decides not to direct Licensor to file for extension of any patent term, it will give written notice to Licensee of the decision not to file at least sixty (60) days before the deadline for any such filing and Licensee may choose, at its option, to file for any such extension at its own expense. In such case that Licensee chooses to file for any such extension, Licensor shall provide all reasonably requested assistance to Licensee in connection with such filings at Licensee’s request. Licensor shall have the sole and exclusive right to apply for extension of any patent term in any country and/or region outside the Field without prior written notification to Licensee.

(b)           Licensee Patent Rights. Licensee shall have the sole right to apply for extension of term for any Patent Rights for any Licensee Improvements in any country and/or region for any product, including, without limitation, any Product in the Field, at Licensee’s sole cost and expense.

6.5        Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent Infringement litigation under this Section 6.5 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

ARTICLE VII

TERM AND TERMINATION

7.1           Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with this ARTICLE VII (the “Term”).

7.2           Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement or its obligations hereunder and has not cured such breach within sixty (60) days after notice from the terminating Party indicating the nature of such breach (or, if the breach is impossible to cure within such sixty(60) day period and the breaching party has commenced activities to cure the breach within the sixty (60) day period, one hundred twenty (120) days after such notice), or if such other Party is dissolved or liquidated or takes any corporate action for such purpose; makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. Any such termination shall become effective at the end of such sixty (60) day (or, if applicable, one hundred twenty (120) day) period unless the breaching Party has cured such breach prior to the end of the applicable period.

7.3           Termination in Connection with Development Activities. Licensor shall have the right to terminate this Agreement upon written notice to Licensee in the event that Licensee ceases development activities prior to receiving Marketing Approval for a Product, which termination shall become effective unless Licensee provides a notification to Licensor indicating that it has not ceased development activities along with reasonable supporting documentation within thirty (30) days of receipt of the subject termination notice. The failure of Licensee to initiate and dose and first patient with a Product in a Phase 1 clinical trial within five (5) years of the Effective Date shall be deemed a cessation of development activities under this Section 7.4.

7.4           Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. On termination of this Agreement for any reason, Licensee shall have the right to sell-off or dispose of all Products in its possession or under its control or in the process of being manufactured (which may be completed), in accordance with the terms and conditions of this Agreement. In addition, the Parties’ rights and obligations under Article IV, Sections 2.3, 5.5, 6.1, 6.2(b), 7.4, 7.5 and Articles VIII and IX of this Agreement shall survive expiration or any termination of this Agreement.

7.5           Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Agreement, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

7.6           Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

ARTICLE VIII

INDEMNIFICATION

8.1          Indemnification by Licensee. Licensee hereby agrees to save, defend, indemnify and hold harmless Licensor, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “Licensor Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable and documented legal expense and attorneys’ fees (“Losses”), to which any Licensor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Licensee Indemnitee (defined below), or (b) the breach by Licensee of any warranty, representation, or covenant made by Licensee in this Agreement, or (c) Licensee’s failure to comply fully with all Applicable Laws regarding Product; except, in each case, (i) to the extent such Losses result from the gross negligence or willful misconduct of any Licensor Indemnitee or the breach by Licensor of any warranty, representation, or covenant made by Licensor in this Agreement and (ii) to the extent of any Claim for which Licensor is obligated to indemnify Licensee under Section 6.2.

8.2          Indemnification by Licensor. Licensor hereby agrees to save, defend, indemnify and hold harmless Licensee, its Affiliates and their respective officers, directors, employees, consultants, agents, successors and assigns (the “Licensee Indemnitees”) from and against any and all Losses to which any Licensee Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Licensor Indemnitee, or (b) the breach by Licensor of any warranty, representation, or covenant made by Licensor in this Agreement; in each case except, in each case (i) to the extent such Losses result from the gross negligence or willful misconduct of any Licensee Indemnitee or the breach by Licensee of any warranty, representation, or covenant made by Licensee in this Agreement and (ii) to the extent of any Claim for which Licensee is obligated to indemnify Licensor under Section 8.1.

8.3          Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 8.1 or 8.2, it shall inform the other Party (the “Indemnifying Party”) of a Claim as soon as reasonably practicable after it receives notice of the Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 8.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the Claim from the Indemnified Party, the Indemnified Party may control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable and documented attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the Parties cannot agree as to the application of Section 8.1 or 8.2 to any claim, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 8.1 or 8.2, as applicable, upon resolution of the underlying claim.

8.4          Insurance. Each Party shall procure and maintain adequate levels of insurance that are consistent with industry standards for similarly situated companies, including comprehensive or commercial general liability insurance (including contractual liability and product liability). Such insurance shall include commercially reasonable levels of insurance as may be customary in light of status of activities being conducted. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 8 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least 30 days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE IX

MISCELLANEOUS

9.1          Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

9.2         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued.

9.3          Entire Agreement; Amendments. This Agreement (including the Exhibits and Schedules hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. The Exhibits and Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

9.4         Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

9.5         Assignment.

(a)          Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that:

(i)             either Party may assign this Agreement and its rights and delegate its obligations hereunder to an Affiliate without the other Party’s consent; provided that such Affiliate assumes in writing and agrees to be responsible to the non-assigning Party for the performance of all duties and obligations of the assigning Party and the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; provided further, that the assigning party shall also remain responsible for compliance with Sections 4.1 and 4.2 following any such assignment; and

(ii)           Either Party may assign this Agreement in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”); provided further, that the assigning party shall also remain responsible for compliance with Sections 4.1 and 4.2 following any such assignment.

(b)         The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Article. Any assignment not in accordance with this Agreement shall be void. In the event of an assignment and assumption of rights and obligations under this Agreement to a Third Party in connection with a Sale Transaction, the assigning Party shall be relieved of all obligations to the non-assigning Party assumed by the applicable Third Party; provided further, that the assigning party shall also remain responsible for compliance with Sections 4.1 and 4.2 following any such assignment.

9.6        Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

9.7         Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.8          Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by facsimile or physical mail, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested (in each case, if promptly confirmed by personal delivery, registered or certified mail or overnight courier), addressed as follows:

If to Licensor, to:	Weird Science LLC [ ]

If to Licensee, to:	Enochian Biopharma Inc. [ ]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the third (3rd) business day following the date of mailing, if sent by mail.

9.9          Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

9.10       Disputes. Any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) that cannot be resolved by the Parties within thirty (30) days after a Party is given notice of such Dispute, will be referred to the Chief Executive Officer of Licensor and the Chief Executive Officer of Licensee for attempted resolution, with each party exercising good faith in such attempt for a period of not less than thirty (30) days prior to either Party instituting any other dispute resolution mechanism. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing proceeding.

9.11       Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

9.12       Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

9.13       No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

9.14       Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

9.15        Costs. Except as specifically provided in this Agreement, each Party shall be solely responsible for all costs, fees and other expenses incurred by it in connection with this Agreement.

9.16       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

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In Witness Whereof, the parties hereto have duly executed this License Agreement as of the Effective Date.

ENOCHIAN BIOPHARMA INC.

By:
Name:
Title:

WEIRD SCIENCE LLC

By:
Name:
Title:

[Signature Page to Weird Science License Agreement]

Exhibit A

Patent Rights

Exhibit B

Study Description